Exhibit 10.2
April 7, 2011
Mr. Christopher R. Celtruda
3049 West Cottonwood Lane
Phoenix, AZ 85045
Dear Mr. Celtruda:
This will serve to confirm our recent discussion regarding our offer to you to join Gardner Denver, Inc. as the Vice President of Gardner Denver and President of the Industrial Products Group reporting directly to me and located at Gardner Denver’s new headquarters in Wayne, Pennsylvania in the greater Philadelphia area. This offer is contingent on successful completion of a pre-employment drug screen with acceptable results. Specifically please note the following:
1.	Salary. Your annual base salary will be $350,000. As part of Gardner Denver’s process to get new hires to a common annual salary increase date, any increase to your salary during the 2012 executive salary review would be pro-rated based on your start date.

2.	Executive Annual Bonus Incentive Program. You will be eligible to participate in the Gardner Denver, Inc. Executive Annual Bonus Incentive Program. subject to the terms and conditions of the program. Your target annual incentive is 60% of your base salary. Your annual incentive payout may range from 0% to 200% (max of 120%) of your annual incentive target. Your award for the 2011 plan year will be prorated based on your start date.

The specific performance objectives and measures for your annual incentive will be defined and reviewed each year and your annual incentive awards will be calculated, approved and paid after financial results have been finalized and awards have been approved by the Management Development and Compensation Committee of the Board of Directors (the “MDCC” or “Compensation Committee”).

3.	Long Term Cash Bonus Plan (LTCB). In addition, the Compensation Committee instituted a long-term cash bonus plan in 2001, which is based on a rolling three (3) year earnings before tax (EBT) performance of the Company’s businesses. Your target long-term bonus opportunity will be 50% of base salary (with a maximum payout of 100% of base salary).

Your participation in the Long Term Cash Bonus Plan is based on your employment with Gardner Denver. In accordance with the Gardner Denver Long-Term Incentive Plan, you will be eligible for your first full year of participation in 2012, which is 1/3rd (33%) participation in the 2010-2012 LTCB plan, which will result in a 1/3rd payout of the 2010-2012 plan in March 2013. You will have another full years employment participation in 2013, which will result is 2/3rd (66%) participation in the 2011-2013 LTCB plan. You will have another full years employment participation in 2014, which will result is 3/3rd (100%) participation in the 2012-2014 LTCB plan.
Chris Celtruda Offer Letter 4-7-2011 Initial CRC Date 4/8/11
Gardner Denver, Inc. | 1550 Liberty Ridge Drive — Suite 320 | Wayne, PA 19087-5667 | Office : 610-249-2000 | Fax: 610-232-0425

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Note that your plan participation (1/3, 2/3, 3/3rds) does not guarantee a payout and that achievement of the plan results drive the actual payouts which can result in no payout, below or above target payouts.
Note that the specifics of both of the Gardner Denver bonus plans (Executive Annual Bonus Incentive Program and the Long Term Cash Bonus Plan) are determined by the Compensation Committee on an annual basis. The criteria for achieving the annual bonus will be determined by the Compensation Committee, in its sole discretion, at its annual first quarter meeting (normally in February) and bonuses will be awarded following that meeting within a two to three week period depending on the payroll processing cycle.
4.	Equity Incentive Plan. Annually, you will be eligible to receive a restricted stock (or restricted stock unit) and stock option grant pursuant to the Company’s Long-Term Incentive Plan. Historically, these grants are determined by the Compensation Committee at it’s annual first quarter meeting (normally in February) and the Company’s stock options are granted with a strike price equal to the market close on the date of the Compensation Committee’s approval of the grant. Stock option grants vest over a three (3) year period in three (3) equal increments and are exercisable for seven (7) years. The Company’s restricted stock units vest at the end of three (3) years.
Note that the 3 components of the Long Term Incentive Plan (LTIP) for Gardner Denver, Inc. currently include Stock Option Grants, Restricted Stock Unit Grants, and the Long Term Cash Bonus Plan. The LTIP is designed to split the total targeted LTIP economic value at 33.3% for each component. The MDCC could make adjustments or changes to the annual and long term compensation programs for executives so these programs described in this offer letter do not reflect a guarantee to continue these programs for you. As Executive Officers of Gardner Denver, our annual and long term compensation is determined by the MDCC.
5.	Special Restricted Stock Unit Grant. In order to bridge your transition from your current employer to Gardner Denver, you will receive a special one-time award of $663,000 in restricted stock units that will be granted at the market close price on your first day of employment.

6.	Special Stock Options Grant. In order to bridge your transition from your current employer to Gardner Denver, you will receive a special one-time award of $31,100 (Black Scholes derived value) in stock options that will be granted at the strike price at the market close price on your first day of employment.

Note, the above restricted stock units and stock options grants will have the same vesting and forfeiture requirements as other annual grants.

7.	Change in Control. As an executive of the Company, you will receive a Change in Control Agreement. This Agreement addresses adverse changes that may occur with respect to your terms and conditions of employment, including position, location, compensation and benefits, following a change of control. If, during the 24-month period following a change
Chris Celtruda Offer Letter 4-7-2011 Initial CRC Date 4/8/11
Gardner Denver, Inc. | 1550 Liberty Ridge Drive — Suite 320 | Wayne, PA 19087-5667 | Office : 610-249-2000 | Fax: 610-232-0425

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in control, the Company terminates your employment other than for cause, or you terminate for a good reason (i.e., relating to material changes in position, location, compensation and/or benefits), you will receive payments consistent with the prevailing Change in Control Agreement. Generally, per the current agreement at the time of this offer, you would be entitled to receive:
•	Accrued but unpaid base salary through the date of termination,

•	A severance payment of two (2) times the sum of your base salary and bonus amount

•	To the extent not included in the executives accrued compensation, the Company will pay a pro-rata bonus amount for the year of termination, based on the executives bonus amount and

•	The Company will pay for the continuation of medical, dental and life insurance benefits for up to two (2) years.
The Executive Change in Control Agreement will be provided to you for complete review.
You will also receive an Indemnification Agreement to protect you from potential claims made against you in your capacity as an executive of the Company.
8.	Special Sign on Bonus. You will be eligible to receive a one-time sign on bonus in the amount of $800.000 less applicable taxes and withholding. This sign-on bonus is being provided to you to assist you with your requirements to pay back your current employer for relocation assistance that they provided to you. This payment will be made to you with your regularly scheduled paycheck as soon as practicable after your start date. Should you voluntarily terminate your employment or be involuntarily terminated for cause. including but not limited to a violation of the Gardner Denver Code of Ethics and Business Conduct, from the Company within thirty six (36) months of your date of hire. you will be required to repay 100% of the sign-on bonus payment, including all local state and federal taxes paid on your behalf by the company.
Notwithstanding the foregoing, in the event of a Change in Control (as defined in the Gardner Denver, Inc. Long —Term Incentive Plan) or if you are involuntarily terminated without cause, you shall be released of any obligation to repay the sign-on bonus described above.
As additional consideration for the Special Sign On Bonus and Special Equity Grants, you agree that for a period of two (2) years following the termination of your affiliation with the Company for any reason, you shall not directly or indirectly (i) induce, solicit, request or advise any Customers (as defined below) to patronize any business which competes with any business of the Company or its affiliates for which you have had any management responsibility during your affiliation with Company; or (ii) entice, solicit, request or advise any employee of the Company or any of its affiliaties to accept employment (or other affiliation) with any other person, firm or business. As used above, “Customers” means all customers of any business of the Company or its affiliates for which you had contact or management responsibility during your affiliation with Company.
Chris Celtruda Offer Letter 4-7-2011 Initial CRC Date 4/8/11
Gardner Denver, Inc. | 1550 Liberty Ridge Drive – Suite 320 | Wayne, PA 19087-5667 | Office : 610-249-2000 | Fax : 610-232-0425

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9.	Relocation. You will be eligible for relocation benefits to the Wayne PA area. A copy of the relocation benefits description and summary of the principal elements of this program will be provided to you upon request. Of course, we will work with you, as necessary, to ensure that you have a seamless relocation to the Wayne, PA area.

At this time we are not offering you a Loss on Sale or Home Buyout relocation benefit based on our discussions that you will not need these benefits to complete your relocation to Pennsylvania.

Your benefits under the relocation program will be contingent upon your signing the attached Relocation Agreement, which will provide that if you voluntarily terminate your employment with the Company within thirty six (36) months from the date of hire, you will be required to repay 100% of the expense of your relocation, including all local, state and federal taxes paid on your behalf by the company.

Accordingly, by signing this offer letter, you are authoring Gardner Denver to withhold any and all Reimbursement Amounts form any funds owed to you by Gardner Denver upon your termination, including any base salary or bonuses. Any portion of the Reimbursement Amount remaining unpaid after your termination will bear interest at a rate equal to the lesser of (i) 18% or (ii) the maximum, non-usurious rate of interest permitted by applicable law.

Gardner Denver has a contract with Prudential that will assist you with your relocation to the Wayne, Pennsylvania area. A Prudential representative will contact you to provide detailed information about your relocation. Please do not list your home or contact anyone about the movement of household goods until you have discussed your relocation with Prudential.

10.	Executive Agreements.

As part of this offer you will receive a severance plan agreement with the following provisions:
a.	lump sum severance payment equal to one times the sum of your annual base salary and executive annual bonus at full target

b.	12 months of paid COBRA for Health and Welfare benefits at the coverage level prior to your termination

c.	outplacement services for up to 12 months

d.	with the following general terms and conditions (agreement will have full T&C’s);
i.	the agreement stipulates that you will receive the severance benefits only if you are involuntarily terminated for other than for cause.

ii.	Should you be involuntarily terminated for cause, including but not limited to a violation of the Gardner Denver Code of Ethics and Business Conduct, you will not receive a severance payment
Chris Celtruda Offer Letter 4-7-2011 lnitial CRC Date 4/8/11
Gardner Denver, lnc. | 1550 Liberty Ridge Drive — Suite 320 | Wayne, PA 19087-5667 | Office: 610-249-2000 | Fax: 610-232-0425

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iii.	subject to other standard terms and conditions for the Company’s severance packages including but not limited to waiver and release and non-disclosure agreements, and

iv.	the severance agreement will expire after your second year of employment (day of your second anniversary of date of hire).

11.	Retirement Plans. As an executive of Gardner Denver. you will be eligible to participate in the Company’s Retirement Savings Plan and Supplemental Excess Defined Contribution Plan.

The Company’s Retirement Savings Plan is a tax-qualified 401(k) retirement savings plan. You will be eligible to contribute from 1% to 100% of compensation tax deferred to this plan up to the IRS limit (2011 = $16,500 pre-tax limit plus $5,500 pre-tax catch-up if age 50 or older). The Company matches the first 3% of employee contribution $1 for each $1 and the second 3% of employee contributions $.50 for each $1. The Company match is contributed in the form of our common stock, but you will have the right to diversify out of Company common stock into other fund alternatives, subject to applicable securities law requirements. You will also receive a non-elective Company contribution equal to 4% of compensation up to the Social Security wage limit (2011 = $106,800) base plus 8% of compensation that exceeds the Social Security wage base up to the IRS limit (2011 = $245,000). All employee and company matching contributions are fully vested immediately and the non-elective company contribution becomes fully vested after three (3) years of employment.

In addition to the Retirement Savings Plan. you will be eligible to participate in the Supplemental Excess Defined Contribution Plan. The Supplemental Plan provides you the opportunity to continue to be credited with contributions on a pre-tax basis beyond the IRS limits that apply to the Retirement Savings Plan. The Company matching contributions in this Plan are made at the same rate as in the Retirement Savings plan described above . You will also receive a non-elective Company contribution equal to 12% of compensation that exceeds the IRS limit (2011 = $245,000). All employee and Company matching contributions are fully vested immediately and the non-elective company contribution becomes fully vested after three (3) years of employment.

12.	Long-Term Care Insurance Program. The Compensation Committee adopted a Long-Term Care Insurance program for Executives in 2004. The Company will pay for your premium payments under this Program for required ten (10) years as an executive of Gardner Denver. It provides lifetime benefit protection of $300 per day and increases each year after 2005 at the lesser of the CPI or 5%.

13.	Additional Executive Benefits. As an executive of Gardner Denver. you will also be eligible for the following benefits: (a) annual tax planning and tax return preparation services by an external financial planning services company, (currently Rubin Brown); (b) estate planning services (every five (5) years ); (c) executive retirement planning in connection with your retirement from Gardner Denver: (d) required annual executive physical examinations; (e)
Chris Celtruda Offer Letter 4-7-2011 Initial CRC Date 4/8/11
Gardner Denver. Inc. | 1550 Liberty Ridge Drive-Suite 320 | Wayne, PA 19087-5667 | Office: 610-249-2000 | Fax: 610-232-0425

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executive long-term disability insurance; and (f) participation in the charitable donations matching gifts program that matches your charitable donations up to $2,500 annually.

14.	Health and Welfare Insurance Coverage. You will also be eligible for other benefits coverage including medical, dental, and life insurance and disability. A brief summary of these benefit programs will be provided to you. The Gardner Denver benefits plan coverage year begins on April 1st and ends on March 31st.

15.	Vacation. You will be eligible for four (4) weeks of vacation per year.

16.	Start Date. Your start date will be April 26, 2011 or earlier.
Chris, I am very excited by the prospect of your acceptance of this offer to become a part of the Gardner Denver team. Clearly, you can make a positive contribution to our goal of growing the Company into a larger and more profitable organization. Please acknowledge your acceptance of this offer by signing and dating this letter on the space provided below and faxing it back to Armando L. Castorena, Vice President Human Resources at (610) 232-0425 or email a pdf of the signed offer letter to armando.castorena@gardnerdenver.com.
Sincerely,
/s/ Barry L. Pennypacker

Barry L. Pennypacker
President & Chief Executive Officer

I have read and accept this offer of employment and agree to the terms and conditions.
ACCEPTED AND AGREED:
/s/ C. R. Celtruda

Christopher R. Celtruda
Date: April 8, 2011
Chris Celtruda Offer Letter 4-7-2011 Initial____ Date ____
Gardner Denver, Inc. | 1550 Liberty Ridge Drive — Suite 320 | Wayne, PA 19087-5667 | Office: 610-249-2000 | Fax: 610-232-0425

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